Exhibit 99.3

Towers Watson Energy Services Executive Survey participants:

Acciona	Entergy	Pacific Gas & Electric

AGL Resources	EQT Corporation	Pepco Holding

Allete	ERCOT	Pinnacle West Capital

Alliant Energy	Exelon	PJM Interconnection

Ameren	FirstEnergy	PNM Resources

American Electric Power	First Solar	Portland General Electric

Areva	GenOn Energy	PPL

ATC Management	Hawaiian Electric	Progress Energy

Avista	Iberdrola Renewables	Proliance Holdings

BG US Services	IDACORP	Public Service Enterprise Group

Black Hills Power and Light	Integrys Energy Group	Puget Energy

California Independent System	IPR – GDF SUEZ North America	Regency Energy Partners LP

Calpine	ISO New England	Salt River Project

CenterPoint Energy	Kinder Morgan	Santee Cooper

CH Energy Group	LES	SCANA

Cleco	LG&E and KU Energy Services	SemGroup

CMS Energy	Lower Colorado River Authority	Sempra Energy

Colorado Springs Utilities	McDermott	Southern Company Services

Consolidated Edison	MDU Resources	Southern Union Company

Constellation Energy	MGE Energy	Southwest Power Pool

Covanta Holdings	MidAmerican Holdings	Spectra Energy

	Midwest Independent Transmission	STP Nuclear Operating

CPS Energy	New York Independent System Operator	System Operator

Crosstex Energy	New York Power Authority	TECO Energy

DCP Midstream	NextEra Energy	Tennessee Valley Authority

Dominion Resources	Nicor	Trans Bay Cable

DPL	Northeast Utilities	TransCanada

DTE Energy	NorthWestern Energy	UIL Holdings

Duke Energy	NRG Energy	UniSource Energy

Edison International	NSTAR	Unitil

EDP Renewables North America LLC	Nuscale Power	Vectren

El Paso Corporation	NV Energy	Westar Energy

El Paso Electric	NW Natural	Westinghouse Electric

Enbridge Energy	OGE Energy	Williams Companies

Energen	Oglethorpe Power	Wisconsin Energy

Energy Future Holdings	Omaha Public Power	Wolf Creek Nuclear

Energy Northwest	Operator	Xcel